                   CONTINENTAL CAPITAL & EQUITY CORPORATION
                          2301 Maitland Center Pkwy.
                                 Suite 100
                            Maitland, FL  32751
                            phone (407) 875-1110
                             fax (407) 875-1404

                          CLIENT SERVICE AGREEMENT

THIS AGREEMENT is made and entered into this 24th day of January, 1997 between CONTINENTAL CAPITAL & EQUITY CORPORATION, located at 2301 Maitland Center Parkway, Suite 100, Maitland, FL 32751, hereinafter sometimes referred to as (CCEC) and UNITED KINA BREWERY GROUP, LTD., located at 599 Lexington Avenue, 18th Floor, New York, NY 10022-6030, hereinafter sometimes referred to as (the "Company").

WITNESSETH:

WHEREAS, CCEC is a public relations and direct marketing advertising firm specializing in the dissemination of information about publicly traded companies, and

WHEREAS, the Company is publicly held with its common stock trading on one or more stock exchanges and/or over the counter or on NASDAQ, and

WHEREAS, the Company desires to publicize itself with the intention of making its name and business better known to its shareholders, investors, and brokerage houses, and

WHEREAS, CCEC is willing to accept the Company as a client.

NOW, THEREFORE, in consideration of the mutual convenants herein contained, it is agreed:

  1. ENGAGEMENT: The Company hereby engages CCEC to publicize the Company to brokers, prospective investors and shareholders described in Section 2 of this agreement, and subject to the further provisions of this Agreement, CCEC hereby accepts the Company as a client and agrees to publicize it as described in Section 2 of this agreement, but subject to the further provisions of this Agreement.

  2.  MARKETING PROGRAM:  Consists of the following components:
  (A) CCEC will review and analyze all aspects of the Company's goals and make recommendations on feasibility and achievement of desired goals.
  (B) CCEC will review all of the general information and recent filings from the Company and produce and mail a 100,000 piece direct mail package to include an 11" x 17" self mailer and an ample number of corporate profiles so as to allow for one profile for each respondent to the original mailing. Profiles will be prepared in brokerage style format, both items to be approved by the Company prior to circulation. The 100,000 piece direct mailing will be broken down into increments of four (4) mailings of 25,000 pieces to be sent each quarter for one (1) year.
  (C) CCEC will provide through their network, firms and brokers interested in participating and schedule and conduct the necessary due diligence and obtain the required approvals necessary for those firms to participate.
CCEC will also interview and make determinations on any firms or brokers referred by the Company with regard to their participation.
  (D) CCEC will be available to the Company to field any calls from firms and brokers inquiring about the Company.
  (E) CCEC will use its best efforts to obtain the Company exposure on national financial radio programming, in independent financial newsletters, and through on-line fax and Internet broadcast services.
  (F) CCEC will promote the Company on the Worldwide Internet via CCEC's home web site (www.insidewallstreet.com)


                                PAGE ONE OF FOUR

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  (G)  CCEC will write, produce and release via BusinessWire up to three (3)
one page news releases upon request and coordination with the Company. Any and all desired press releases exceeding the maximum of three (3) one page news releases will be invoiced to the Company at a cost of $600 per page.

  3. TIME OF PERFORMANCE: Services to be performed under this Agreement shall commence upon execution of this Agreement and shall continue until completion, which generally is expected to occur within three to four months. CCEC agrees to extend services to one (1) calendar year.

  4. COMPENSATION AND EXPENSES: In consideration of the services to be performed by CCEC, the Company agrees to pay compensation to CCEC as follows: (A) 96,000 Free Trading Shares of the Company's Stock payable upon execution of this Agreement.

  5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY: The Company represents and warrants to CCEC, each such representation and warranty being deemed to be material that:
  (A) The Company will cooperate fully and timely with CCEC to enable CCEC to perform its obligations under this Agreement.
  (B) The execution and performance of this Agreement by the Company has been duly authorized by the Board of Directors of the Company in accordance with applicable law, and, to the extent required, by the requisite number of shareholders of the Company:
  (C) The performance by the Company of this Agreement will not violate any applicable court decree, law or regulation, nor will it violate any provisions of the organizational documents of the Company or any contractual obligation by which the Company may be bound.
  (D) The Company will promptly deliver to CCEC a complete due diligence package to include latest 10K, latest 10Q, last 6 months of press releases and all other relevant materials, including but not limited to corporate reports, brochures, etc.
  (E) The Company will promptly deliver to CCEC a list of names and addresses of all shareholders of the Company which it is aware.
  (F) The Company will promptly deliver to CCEC a list of brokers and market makers of the Company's securities which have been following the Company.
  (G) Because CCEC will rely on such information to be supplied it by the Company, all such information shall be true, accurate, complete and not misleading, in all respects.
  (H) The Company will act diligently and promptly in reviewing materials submitted to it by CCEC to enhance timely distribution of the materials and will inform CCEC of any inaccuracies contained therein prior to the projected publication date.

  6. DISCLAIMER BY CCEC: CCEC WILL BE THE PREPARER OF CERTAIN ROMOTIONAL MATERIALS. CCEC MAKES NO REPRESENTATION THAT (A) ITS SERVICE WILL RESULT IN ANY ENHANCEMENT TO THE COMPANY (B) THE PRICE OF THE COMPANY'S PUBLICLY TRADED SECURITIES WILL INCREASE. (C) ANY PERSON WILL PURCHASE SECURITIES IN THE COMPANY OR, (D) ANY INVESTOR WILL LEND MONEY TO OR INVEST IN OR WITH THE COMPANY.

  7. EARLY TERMINATION: If the Company fails to cooperate with CCEC, or fails to make timely payment of the compensation set forth in section 4 of this agreement CCEC shall have the right to terminate any further performance under this Agreement. In such event all compensation shall become immediately due and payable and/or deliverable, and CCEC shall be entitled to receive and retain the same as liquidated damages, and not as a penalty, in lieu of all other remedies, the parties acknowledging and agreeing that it would be too difficult currently to deter-


                              PAGE TWO OF FOUR
mine the exact extent of CCEC's damage, but that the receipt and retention of such compensation is reasonable present estimate of such damage.

  8. LIMITATION OF CCEC LIABILITY: If CCEC fails to perform its services hereunder, its entire liability to the Company shall not exceed the lessor of (a) the amount of cash compensation CCEC has received from the Company under Section 4 of this agreement or (b) the actual damage to the Company as a result of such non-performance. IN NO EVENT WILL CCEC BE LIABLE FOR ANY INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES NOR FOR ANY CLAIM AGAINST THE COMPANY BY ANY PERSON OR ENTITY ARISING FROM OR IN ANY WAY RELATED TO THIS AGREEMENT.

  9. OWNERSHIP OF MATERIALS: All right, title and interest in and to materials to be produced by CCEC in connection with the contract and other services to be rendered under this Agreement shall be and remain the sole and exclusive property of CCEC, except that if the Company performs fully and timely its obligations hereunder, it shall be entitled to receive upon written request, one hundred (100) copies of all such materials.

  10. CONFIDENTIALITY: Until such time as the same may become publicly known, CCEC agrees that any confidential nature will not be revealed or disclosed to any person or entity, except in the performance of this Agreement, and upon completion of its services and upon written request of the Company all materials, original documentation provided by the Company will be returned to it. CCEC will, however, require Confidentiality Agreements from its own employees and from contractors CCEC reasonably believes will come in contact with confidential material.

  11. NOTICES: All notices hereunder shall be in writing and addressed to the party at the address herein set forth, or at such other address as to which notice pursuant to this section may be given, and shall be given by personal delivery, by certified mail, express mail or by national overnight courier services. Notices will be deemed given delivered to such courier service.

Notices shall be addressed to CCEC at:
   Suite 100
   2301 Maitland Center Parkway
   Maitland, FL  32751

and to the Company at:
   599 Lexington Avenue
   18th Floor
   New York, NY  10022-6030

Any notices to be given hereunder will be effective if executed by and sent by the attorneys for the parties giving such notice, and in connection therewith the parties and their respective counsel agree that in giving such notice such counsel may communicate directly in writing with such parties to the extent necessary to give such notice.

  12. SEPARABILITY: If one of more of the provisions of this Agreement shall be held invalid, illegal, or unenforceable in any respect, such provision, to the extent invalid, illegal, or unenforceable, and provided that such provision is not essential to the transaction provided for by this Agreement, shall not affect any other provision hereof, and the Agreement shall be construed as if such provision had never been contained herein.

                              PAGE THREE OF FOUR

  13. ARBITRATION: Any controversy or claim arising out of or relating to the Agent Agreement, or the breach thereof, shall be settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association and judgement upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

  14.  MISCELLANEOUS:
     (A) EFFECTIVE DATE OF REPRESENTATIONS: Shall be no later than the date CCEC is prepared to distribute letters and/or brochures pursuant to the contract.
     (B) GOVERNING LAW: This Agreement shall be governed by and interpreted under the laws of the State of Florida where CCEC has been organized and this Agreement has been accepted by CCEC:
     (C) CURRENCY: In all instances, references to dollars shall be deemed to be United States Dollars.
     (D) MULTIPLE COUNTERPARTS: This Agreement may be executed in multiple counterparts, each of which shall be deemed an original.

Executed as a sealed instrument as of the last day and year shown hereunder.

CONFIRMED AND AGREED ON THE 29 DAY OF JANUARY, 1997

CONTINENTAL CAPITAL & EQUITY CORPORATION

By:  /s/                              /s/
     ---------------------------      -------------------------
     CCEC Representative              CCEC Officer

    /s/                               /s/
    ----------------------------      -------------------------
    Witness                            Witness

CONFIRMED AND AGREED ON THE 29 DAY OF JANUARY, 1997

UNITED KINA BREWING GROUP, LTD.

By: /s/ Scott Schiller                /s/
    -----------------------------     --------------------------
    Duly Authorized                    Witness



                            PAGE FOUR OF FOUR

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                   CONTINENTAL CAPITAL & EQUITY CORPORATION
                          2301 Maitland Center Pkwy.
                                 Suite 100
                            Maitland, FL  32751
                            phone (407) 875-1110
                             fax (407) 875-1404

February 12, 1997

Mr. Scott Schiller
UNITED KINA BREWING GROUP, LTD.                  VIA FACXIMILE:
599 Lexington Avenue                             212-308-5693
18th Floor
New York, New York 10022

RE:  ADDENDUM TO CLIENT SERVICE AGREEMENT

Dear Scott:

This letter shall serve as a formal Addendum to the Client Service Agreement
(CSA), dated January 24, 1997 between Continental Capital & Equity Corporation (CCEC) and UNITED KINA BREWING GROUP, LTD. (UKBG), whereas Compensation and Expenses, as defined in Section 4 of the CSA, is amended as follows:

"in consideration of the services to be performed by CCEC, UKBG agrees to pay compensation to CCEC for services described herein as follows:

   (A) 200,000 free trading shares of UKBG company stock, due and payable upon execution of this Agreement.
   (B) Upon liquidation of the stock, all or in part, CCEC will notify UKBG on same trading day."

If this is also your understanding, please indicate by so signing in the space provided below.

Best Regards,
CONTINENTAL CAPITAL & EQUITY CORPORATION

/s/ Dodi B. Zirkle
Dodi B. Zirkle
Vice President of Operations

Agreed and Accepted on this 12th day of February, 1997

/s/ Scott Schiller
Scott Schiller, UNITED KINA BREWING GROUP, LTD.

                       BRIDGEWATER CAPITAL CORPORATION
                       -------------------------------
                             Corporate Development


                           CONSULTING AGREEMENT

This Agreement made, in duplicate, this 19th day of December, 1996 City of Newport Beach, State of California, United States of America

                                   BETWEEN:
                      UNITED KINA BREWING GROUP, LTD.
                           and Affiliated Parties

                                     AND:

                       BRIDGEWATER CAPITAL CORPORATION

                                 WITNESSETH:

           WHEREAS THE PARTIES HERETO AGREE AND COVENANT AS FOLLOWS:

1. With regard to Bridgewater Capital Corporation's ("Bridgewater") services as a consultant in connection with the merger of Antares Resources Corporation and United Kina Brewing Group, Ltd., Bridgewater shall be paid a consulting fee by United Kina Brewing Group, Ltd. at the time of the closing, equal to 300,000 shares of United Kina Brewing Group, Ltd. common stock that are registered under S-8.

2. This Agreement is made in the State of California and the laws of the United States of America shall govern this Agreement. This shall be binding on the parties hereto, their principals, employees, partners, associates, agents, representatives, assigns, consultants, heirs and successors.

SIGNED AND WITNESSED this _31__ day of December, 1996 in the city of _Newport Beach_ State of __California___ , and Country of U.S.A. and witnessed by:

BY:                                WITNESSED BY:

/s/ Victoria Lam
--------------------------------        ---------------------------
Victoria Lam, President
UNITED KINA BREWING GROUP, LTD.

ACCEPTED AND AGREED ON THIS __31st day of December____ , 1996

BY:


/s/Jack A, Thomsen
------------------------------
Jack A. Thomsen, Partner
BRIDGEWATER CAPITAL CORPORATION


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4675 MacArthur Court, Suite 1570, Newport Beach, California 92660
Phone (714) 253-8666 Fax: (714) 253-8667